                                           Bontan Corporation Inc.

                                                                                               Consolidated Financial Statements

                                                                                  For the Years Ended March 31, 2008, 2007 and 2006

                                                                                                             (Canadian Dollars)

Index

Audit Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Cash Flows	5

Consolidated Statement of Shareholders’ Equity Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss	6-7 8
Notes to Consolidated Financial Statements	9-30

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO. MONTREAL

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Bontan Corporation Inc.

We have audited the consolidated balance sheets of Bontan Corporation Inc. as at March 31, 2008 and 2007 and the consolidated statements of operations, shareholders' equity, comprehensive loss and accumulated other comprehensive loss and cash flows for each of the years in the three year period ended March 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended, in accordance with Canadian generally accepted accounting principles which differ in certain respects from generally accepted accounting principles in the United States (refer to note 16).

           “SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada  Chartered Accountants
May 23, 2008  Licensed Public Accountants

                          1167 Caledonia Road
                          Toronto, Ontario M6A 2X1
                          Tel:  416 785 5353
                          Fax:  416 785 5663

Bontan Corporation Inc.
            Consolidated Balance Sheets
            (Canadian Dollars)

As at March 31	Note	2008	2007
			(Restated - refer Note 17)
Assets
Current
Cash		$1,259,062	$3,014,928
Short term investments	3,13(x) & (xi) & 14	3,633,760	3,315,691
Prepaid consulting services	5	285,896	276,146
Other receivables		54,198	66,153

		$5,232,916	$6,672,918
Office equipment and furniture	4	$6,206	$-
		$5,239,122	$6,672,918
Liabilities and shareholders' equity
Current liabilities
Accounts payable	13(viii)	$30,339	$19,052
Accrued liabilities		28,685	29,400
Total current liabilities		$59,024	$48,452
Shareholders' Equity
Capital stock	7	$32,901,488	$32,413,811
Warrants	9	2,153,857	2,215,213
Contributed surplus		4,077,427	4,069,549
Accumulated other comprehensive loss		(1,306,768)	-
Deficit		(32,645,906)	(32,074,107)
		(33,952,674)	(32,074,107)
Total shareholders' equity		$5,180,098	$6,624,466
		$5,239,122	$6,672,918

Commitments and Contingent Liabilities (Note 12)
Related Party Transactions (Note 13)

 Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                           (signed)                                                (signed)

 The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
 Consolidated Statements of Operations
 (Canadian Dollars)

For the years ended March 31,	Note		2008	2007	2006
Income
Gain on disposal of short term investments			$248,455	$650,508	$618,707
Gain on sale of interest in oil exploration project			-	-	1,207,831
Interest	13(ix)		73,300	93,278	31,109

			321,755	743,786	1,857,647
Expenses
Consulting fees settled for common shares	5,13	(v)	314,248	367,973	1,984,938
Travel, promotion and consulting	13(vii)		202,225	158,727	275,754
Shareholders information	13	(i)	133,502	149,105	176,982
Exchange loss			141,841	111,659	194,758
Professional fees			34,601	53,084	71,588
Office and general			40,349	30,630	22,219
Bank charges and interest			1,625	13,885	4,029
Communication			11,905	7,984	19,471
Rent	13(ii)		8,915	5,666	5,839
Transfer agents fees			4,343	4,974	8,495
Write off of interest in gas exploration project	6		-	4,142	3,878,507
			893,554	907,829	6,642,580
Net loss for year			(571,799)	(164,043)	(4,784,933)

Basic and diluted loss per share information
Net Loss per share	10		$(0.02)	$(0.01)	$(0.31)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
(Canadian Dollars)

For the years ended March 31,	Note	2008	2007	2006
Cash flows from operating activities
Net loss for year		-571,799	-164,043	-4,784,933
Write off of interest in gas exploration project	6	-	4,142	3,878,507
Amortization of office equipment and furniture		817	-	-
Gain on sale of interest in oil exploration project		-	-	-1,207,831
Gain on disposal of short term investments		-248,455	-650,508	-618,707
Consulting fees settled for common shares	5	314,248	367,973	1,984,938
Promotion costs settled by shares		-	-	12,542
Net change in working capital components
Prepaid and other receivables		11,955	29,649	-68,843
Accounts payable and accrued liabilities		10,572	-116,536	51,807
		-482,662	-529,323	-752,520
Investing activities
Purchase of short term Investments		-3,366,685	-6,366,652	-4,267,360
Net proceeds from sale of short term investments		1,990,303	5,479,390	3,184,533
Purchase of fixed assets		-7,023	-	-
Disposal of interest in oil exploration project		-	-	4,045,081
Investment in interest in gas properties	6	-	-4,142	-3,661,939
		-1,383,405	-891,404	-699,685
Financing activities
Net advances from shareholders		-	-	-11,140
Common shares issued net of issuance costs		110,201	1,172,813	3,865,857
		110,201	1,172,813	3,854,717
(Decrease) increase in cash during year		-1,755,866	-247,914	2,402,512
Cash at beginning of year		3,014,928	3,262,842	860,330
Cash at end of year		1,259,062	3,014,928	3,262,842
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	5	314,248	367,973
options and expensed during the year				2,640,717
Consulting fees prepaid in shares	5	285,896	276,146	314,208
		$600,144	$644,119	$2,954,925

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the Years Ended March 31, 2008, 2007 and 2006

	Number of Shares	Share Capital	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2005	12,975,539	$28,280,890	$-	$3,795,078	$(27,125,131)	$-	$4,950,837
Options exercised	500,000	284,367					284,367
Value of options excercised transferred		381,308		(381,308)			-
Issued under 2003 Consultant stock compensation plans	196,212	238,390					238,390
Issued under 2005 Consultant stock compensation plans	1,000,000	327,827					327,827
Restricted shares issued in settlement of fees	23,500	32,027					32,027
Warrants exercised	2,162,452	2,256,738					2,256,738
Issued under private placement	3,900,000	1,139,146					1,139,146
Existing warrants revalued *		(192,951)	192,951				-
Warrants issued under private placement *		(758,348)	758,348				-
Subscribed and paid for under private placement but Issued subsequent to the balance sheet date	2,000,000	583,550					583,550
Finder fee		(397,944)					(397,944)
Options granted				655,779			655,779
Net loss					(4,784,933)		(4,784,933)
Balance March 31, 2006	22,757,703	$32,175,000	$951,299	$4,069,549	$(31,910,064)	$-	$5,285,784
Issued under private placement	4,500,000	1,303,126					1,303,126
Warrants issued under private placement *		(1,263,914)	1,263,914				-
Finder fee		(130,313)					(130,313)
Shares cancelled	(20,000)	(5,980)					(5,980)
Issued under 2003 Consultant stock compensation plans	42,500	22,406					22,406
Issued under 2007 Consultant stock compensation plans	1,150,000	313,486					313,486
Net loss					(164,043)		(164,043)
Balance, March 31, 2007	28,430,203	$32,413,811	$2,215,213	$4,069,549	$(32,074,107)	$-	$6,624,466

* Restated refer note 17

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity - Continued…2
(Canadian Dollars)
For the Years Ended March 31, 2008, 2007and 2006

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2007	28,430,203	$32,413,811	$2,215,213	$4,069,549	$(32,074,107)		$6,624,466
Warrants excercised	315,540	122,446		-			122,446
Value of warrants transferred to capital stock upon exercise		61,356	-61,356
Finder fee		-12,245					-12,245
Issued under 2007 Consultant stock compensation plan	1,350,000	316,120					316,120
Options granted				7,878			7,878
Net loss					(571,799)		(571,799)
Unrealised loss on short term investments considered avilable for sale, cumulative to march 31, 2008 on adoption of new Accounting Policy						(1,306,768)	(1,306,768)

Balance, March 31, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,645,906)	$(1,306,768)	$5,180,098

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss
(Canadian Dollars)

For the years ended March 31,	Note	2008	2007	2006
Net loss for year		$(571,799)	$(164,043)	$(4,784,933)
Other comprehensive loss
Unrealised loss for year on short term investments considered available for sale	3	(2,266,470)	-	-
Comprehensive loss		-2,838,269	-164,043	-4,784,933

Accumulated other comprehensive income(loss)
Beginning of year		-	-	-
Adjusment on adoption of new Accounting Policy	3	959,702	-	-
		959,702	-	-
Other comprehensive loss for year		(2,266,470)	-	-
Accumulated other comprehensive loss, end of year		$(1,306,768)	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is a diversified natural resource company that invests in major oil and gas exploration and exploitation projects in countries around the globe through its subsidiary by acquiring joint venture, indirect participation interest and working interest in those projects.

The company focuses on projects where the other project partners have proven experience in oil and gas exploration, development and distribution.

The Company currently does not have any active project participation and has now expanded its search for participation in suitable projects in all sectors.

2.      SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which do not materially differ from accounting principles generally accepted in the United States (U.S. GAAP) except as described in Note 16 “Differences from United States Generally Accepted Accounting Principles”.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary as detailed below. All inter-company balances and transactions have been eliminated on consolidation.

The Company has one subsidiary, Bontan Oil & Gas Corporation. The following subsidiaries which were inactive and discontinued in fiscal 2007 were dissolved under the Ontario Business Corporation Act during the current fiscal year as follows:

Subsidiary                                                                      Date of Dissolution

Foodquest Inc.                                                              June 27, 2007
Bontan Gold Corporation                                            June 15, 2007
Bontan Trading Corporation                                      June 27, 2007
Bontan Mineral Corporation                                       June 27, 2007
1388755 Ontario Inc.                                                     June 27, 2007
Bontan Diamond Corporation                                    June 27, 2007

The following paragraphs describe the significant accounting policies, including changes to our accounting policies effective April 1, 2007, upon adoption of the CICA handbook sections 1530 “Comprehensive income, 3855 “Financial instruments – Recognition and Measurement, 3861 “Financial instruments- disclosure and presentation, , 3251 – “Equity” and 1651 “Foreign currency translation”. These standards have been applied on a prospective basis with no restatement of prior year financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

2.      SIGNIFICANT ACCOUNTING POLICIES (Continued

Oil and Gas Properties Interest

Interests held in oil and gas properties are recorded on the basis of successful efforts method of accounting for oil and gas exploration and development activities under which direct acquisition costs of development properties, geological and geophysical costs associated with these properties and costs of development and exploratory wells that result in additions to proven reserves are capitalized. When the carrying value of a property exceeds its net recoverable amount that may be estimated by quantifiable evidence of an economic geological resource or reserve, joint venture expenditure commitments or the Company’s assessment of its ability to sell the property for an amount exceeding the deferred costs, provision is made for the impairment in value.

Revenue Recognition

Revenues associated with the sales of natural gas, crude oil and natural gas liquids (“NGLs”) together with costs including production and mineral taxes, royalty to landowner and transportation and selling costs are recognized on receipt of a statement of account from the operators of the projects where the Company holds equity interest and collection is reasonably assured.

Short-term Investments and other financial instruments

Short-term investments are investments that are either highly liquid or are to be disposed of within a one year period. All short term investments are considered available for sale type of investments. Prior to April 1, 2007, short term investments were recorded at lower of average cost and market value with the difference being expensed. Unrealised gains were not accounted for.

        Effective April 1, 2007, all financial instruments are measured at fair value on initial recognition of the instrument. Measurement in subsequent periods depends on whether the financial instrument has been classified as “held-for-trading”, “available-for-sale”, “held-to-maturity”, “loans and receivables”, or “other financial liabilities” as defined by the applicable accounting standards. The methods used by the Company in determining the fair value of financial instruments are unchanged as a result of implementing this new accounting policy.

        Cash is designated as “held-for-trading” and is measured at carrying value, which approximates fair value.

        Short term investments which consist mostly of marketable securities are designated as “available-for-sale” and measured at fair value with unrealized gains and losses recorded in other comprehensive income until the security is sold or if an unrealized loss is considered other than temporary, the unrealized loss is expensed. Unrealized gains and losses represent the net difference between the total average costs of short term assets on hand and their fair value based on quoted market prices for the marketable securities.

        Other receivable are designated as “loans and receivable” and are carried at cost. Accounts payable and accrued liabilities are designated as ‘other financial liabilities” and are carried at cost.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

2.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

        The functional currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date.  Non-monetary assets are translated at exchange rates in effect when they were acquired. Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets.

        The Company’s only subsidiary, Bontan Oil & Gas Corporation uses US Dollar as a functional currency. However, the subsidiary is not self sustaining but is integrated to Bontan
        Corporation Inc. Hence translation gains and losses of this subsidiary are charged to the consolidated statement of operations.

        Office equipment and furniture and amortization

        Office equipment and furniture are amortised over their useful lives as follows:

        Office furniture                                       5 years – declining balance basis
        Computers                                               3 years – declining balance basis

Accumulated Other Comprehensive Income (AOCI)

Effective April 1, 2007, AOCI is included on the consolidated balance sheet as a separate component of shareholders’ equity, and includes net unrealised gains and losses on short term investments net of applicable taxes,  held as available for sale

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes.  Future income tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recognized in the financial statements if realization is considered more likely than not. A valuation allowance against future tax assets is provided to the extent that the realization of these future tax assets is not more likely than not.

Stock-Based Compensation Plan

The Company follows a fair value based method of accounting for all Stock-based Compensation and Other Stock-based Payments to employees and non-employees.  The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant.

The quoted market price of the Company’s shares on the date of issuance under any stock compensation plan is considered as fair value of the shares issued.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Changes

Effective January 1, 2007, the Company adopted the revised CICA Section 1506, “Accounting changes” which require that (i) voluntary changes in accounting policies can be made if, and only if, the changes result in more reliable and relevant information (ii) changes in accounting policies are accompanied by disclosure of prior period amounts and justification for the changes, and (iii)  for changes in estimates, the nature and amount of the change should be disclosed. The Company has not made any voluntary change in accounting policies since the adoption of the revised Standard.

Loss per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period.  Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation.  Consequently, there is no difference between basic loss per share and diluted loss per share.

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.  Some of the key areas where estimates and assumptions are normally used include valuation of stocks, warrants and options, ascertaining useful lives of fixed assets and impairment of short term investments.

Recent accounting pronouncements

(a)	Capital disclosures

In December 2006, the Canadian Institute of Chartered Accountants (CICA) issued a new handbook section 1535, “capital disclosure”, which requires an entity to disclose its objectives, policies and processes for managing capital. This new standard is effective for fiscal years beginning on or after October 1, 2007. The Company will adopt this standard, and management is currently assessing its impact on the Company’s interim and annual financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent accounting pronouncements (Continued)

        (b)           Financial instruments

In December 2006, the CICA issued two new handbook sections 3862 “Financial instruments – Disclosures” and 3863 “Financial instruments – Presentation”. These sections replace the handbook section 3861 “Financial instruments- Disclosure and Presentation.” These new sections enhance disclosure requirements on the nature and extent of risks arising from financial instruments and how the entity manages those risks. These new standards are effective for fiscal years beginning on or after October 1, 2007. The Company will adopt this standard, and management is currently assessing its impact on the Company’s interim and annual financial statements.

(c)           General standards of financial statement presentation

In May 2007, the Accounting Standards Board amended Section 1400 “General Standards of Financial Statement Presentation” to change guidance on management’s responsibility to assess and disclose the Company’s ability  to continue as a going concern The amendments are effective for fiscal years beginning on or after January 1, 2008. The Company will adopt this standard, and management is currently assessing its impact on the Company’s interim and annual financial statements.

(d)                 Adoption of International Financial Reporting Standards

In February 2008, the CICA Accounting Standards Board confirmed that publicly accountable companies will be required to prepare interim and annual financial statements under International
Financial Reporting Standards (“IFRS”) for fiscal years beginning on or after January 1, 2011.
Management is currently assessing the impact of adopting IFRS and has not yet determined its effect on the Company’s financial statements.

3.	SHORT TERM INVESTMENTS

	March 31, 2008		March 31, 2007
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	4,637,738	3,330,970	3,200,401	4,275,393
Non-marketable securities	302,790	302,790	115,290	-
	$4,940,528	$3,633,760	$3,315,691	$4,275,393
Unrealised (loss) gain before tax		$(1,306,768)		$959,702
Movements in unrealised (loss)gain
At beginning of year		959,702		746,928
(loss)gain during year		-2,266,470		212,774
At end of year		$(1,306,768)		$959,702

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

3.                SHORT TERM INVESTMENTS – (Continued)

a.                Marketable securities

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at March 31, 2008. An unrealised loss of $ 2,266,470 for the year and accumulated unrealised gain of $959,702 at the beginning of year was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss as a result of an adoption of a new accounting policy (Note 2).

Marketable securities as at March 31, 2007 were stated at lower of cost and net realisable value. Details of movements in unrealised gains are included for comparative purposes only.

As at March 31, 2008, the Company held warrants in certain marketable securities which are exercisable at its option to convert into equal number of common shares of the said securities. The total exercise price of these warrants was $ 414,176 and the market value of the underlying securities was $377,322 as at that date. These warrants and the underlying unrealised gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants when they become exercisable.

b.                Non-marketable securities

 The following investments which are stated at cost since their market value was not easily ascertainable as at March 31, 2008 and the management believes that it approximates the cost.

(a)	50,000 preference shares held in a private corporation for a cost of US$50,000. (CDN$ 51,395)
(b)	500,000 Class A shares held in a private corporation for a cost of US$50,000. (CDN$ 51, 395)
(c)	1,000,000 common shares in a private corporation for a cost of $200,000. (see note 12(x))

Based on the management review of the affairs of the above investee companies and discussions with their management, it was concluded that there was no other than temporary impairment in the carrying costs of these investments as at March 31, 2008. The factors considered in our impairment review included length of time the security was held, extent to which the fair value was below cost, current financial conditions of the investee companies, near term prospects of the investee companies and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

4.	OFFICE EQUIPMENT AND FURNITURE

	Cost	Accumulated Amortisation	Net Book Value	Net Book Value
As at March 31,	2008			2007
Office furniture	4,725	473	4,252	-
Computer	2,298	344	1,954	-

	$7,023	$817	$6,206	$

1,150,000	issued on February 9, 2007 relating to their services for the contract year ended December 31, 2007
1,350,000	issued on March 28, 2008 relating to their services for the contract year ending December 31, 2008.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

5.      PREPAID CONSULTING SERVICES

Prepaid consulting services relates to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock  Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the year were as follows:

	Balance at April 1, 2007	Deferred during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2008
Options	$-	$7,878	$-	$-	$7,878
Stocks	276,146	316,120	-	(314,248)	278,018
	$276,146	$323,998	$-	$(314,248)	$285,896

	Balance at April 1, 2006	Deferred during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2007
Options	$-	$-	$-	$-	$-
Stocks	314,208	335,891	(5,980)	(367,973)	276,146
	$314,208	$335,891	$(5,980)	$(367,973)	$276,146

6.      OIL AND GAS PROPERTIES INTERESTS

	April 1, 2007	Exploration costs	Amortization	Write-off	March 31, 2008

Interest in gas properties	-	-	-	-	-

	$-	$-	$-	$-	$-
	April 1, 2006	Exploration costs	Disposal	Write off	March 31, 2007

Interest in gas properties (i)	-	4,142	-	(4,142)	-

	$-	$4,142	$-	$(4,142)	$-

i. Interest in gas property

    In July 2006, the Company paid $4,142 (US$3,638) to the project contractor of a gas exploration project in the State of Louisiana, USA (“the Project”) towards its share of the cost of open hole logging. The Company’s participation interest in the Project was fully written off in fiscal 2006 due to a dry well. The Company does not expect any further costs on the Project.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

7.      CAPITAL STOCK

(a)         Authorized

Unlimited number of common shares

(b)         Issued

As at March 31		2008		2007
					Restated - refer to note 17
		Common		Common
		Shares	Amount	Shares	Amount
Beginning of year		28,430,203	$32,413,811	22,757,703	$32,175,000
Issued under a private placement		-	-	4,500,000	1,303,126
Warrants issued		-	-		(1,263,914)
Expenses relating to private placement			-		(130,313)
Warrants exercised		315,540	122,446	-	-
Expenses relating to warrants excercised	(i)		(12,245)	-	-
Value of warrants transferred to capital stoock upon exercise			61,356		-
Issued under 2003 Consultant Stock Compensation Plan		-	-	42,500	22,406
Issued under 2007 Consultant Stock Compensation Plan	(ii)	1,350,000	316,120	1,150,000	313,486
Shares canceled		-	-	(20,000)	(5,980)
		30,095,743	$32,901,488	28,430,203	$32,413,811

(i)	Expenses relating to warrants exercised are finder’s fees payable to Current Capital Corp., a related corporation, at the rate of 10% of the proceeds.

(ii)	2007 Consultant Stock Compensation Plan (“the Plan”)

On January 16, 2007, the Company registered the Plan with Securities and Exchange Commission (‘SEC”) in a registration statement under the US Securities Act of 1933 (”the Act”). 1.5 million Common shares of the Company were registered under the Plan. On December 12, 2007, the Company registered an amendment to the Plan with the SEC under the Act. An additional 1 million common shares were registered under the amended Plan. 2.5 million registered common shares were issued to three consultants as follows:

1,150,000	issued on February 9, 2007 relating to their services for the contract year ended December 31, 2007 and
1,350,000	issued on March 28, 2008 relating to their services for the contract year ending December 31, 2008.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

8.      STOCK OPTION PLANS

The following is a summary of all Stock Option Plans as at March 31, 2008::

Plan	Date of registration *	# of Options
		Registered	issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	-70,000	-1,200,000	1,730,000
2003 Stcok Option Plan	July 22, 2004	2,500,000	2,500,000	-155,000	-400,000	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan	December 5, 2005	1,000,000	50,000	-	-	50,000
		7,600,000	6,650,000	-225,000	-1,600,000	4,825,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)	Movements in stock options during year are as follows:

	March 31, 2008		March 31, 2007
	# of Options	Weighted average exercise price in US $	# of Options	Weighted average exercise price in US $
Issued and outstanding at beginning of year	4,795,000	$0.46	4,795,000	$0.46
Issued during year (i)	50,000	$0.35
Expired during year	-20,000	$0.75
Issued and outstanding at end of year	4,825,000	$0.46	4,795,000	$0.46

(i)
On March 28, 2008, 25,000 options were issued to each of the two members of the audit committee, who are the independent directors of the Company, for their services during the fiscal year 2009. The options are exercisable to convert into equal number of common shares of the Company at an exercise price of US$.35 per option. The options are valid for five years.

The fair value of these options has been estimated to be US$ 7,738 (CDN$ 7,878) using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	5%
Expected dividend	nil
Expected volatility (based on previous 261 weeks average market price)	170.26%
Expected life	5 years
Market price for Common Shares of the Company’s stock	US$0.23

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

8.      STOCK OPTION PLANS - continued……..

Option price models used for calculating fair value of options require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s options.

(C)       Details of weighted average remaining life of the options granted and outstanding are as follows:

	2008		2007
	Options outstanding & excercisable		Options outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Number	Weighted average remaining contractual life (years)
0.35	1,680,000	1.67	1,630,000	2.33
0.50	3,015,000	1.85	3,025,000	2.37
0.75	125,000	1.38	125,000	2.39
1.00	5,000	1.38	15,000	2.38
0.46	4,825,000	1.78	4,795,000	2.36

All options were fully vested immediately as at March 31, 2008 and 2007. The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 1,995,000 options (2007: 1,965,000)and less than the market price for the balance of 2,830,000 (2007: 2,830,000) options. Upon expiry or termination of the contracts, vested options must be exercised within 30 days for consultants and 90 days for directors.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

9.	WARRANTS

(a)	Movement in warrants during the year are as follows:

	2008			2007
	# of warrants	Weighted average exercise price	Fair value	# of warrants	Weighted average exercise price	Fair value (Restated -see note 17)
Issued and outstanding, beginning of year	13,161,960	0.44	2,215,213	5,667,410	0.55	951,299
Issued during year	-		-	7,540,000	0.35	1,263,914
Exercised during year	(315,540)		(61,356)
Expired during year			-	-45,450
Issued and outstanding, end of year	12,846,420	0.44	2,153,857	13,161,960	0.44	2,215,213
(i)
11,124,460 warrants issued under 2006 private placement were expiring between March 8, 2008 and April 15, 2008. On February 29, 2008, the board of directors of the Company revised certain terms of these warrants as follows:

a.	the expiry dates of these warrants were extended by nine months from their current expiry dates.
b.
Expiry date of these warrants may be brought forward at the option of the Company if following April 15, 2008; the closing price of the Company’s common shares exceeds US$0.50 for twenty consecutive business days. In the event of exercising its option by the Company, the warrants will expire on the date that is twenty business days following the issuance of a press release announcing the reduced warrant term.

            The fair value of these warrants on February 29, 2008, being the date on which their terms changed, has been re-estimated using a Black-Scholes option price model with the following assumptions:

            Risk free interest rate  5
    Expected dividendnil
            Expected volatility (based on previous 20 weeks average market price)  98.92%
            Expected life2  75 days
            Exercise price  US$0.35
            Market price  US$0.30

            The value based on the above model came to $959,807. No revision was made to the existing value of the warrants for extending their expiry dates, since the expiry dates of the warrants were extended to enable the warrant holders to exercise the warrants and convert them to equity.

    Option price models used for calculating fair value of warrants require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s warrants.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

9.(a)           WARRANTS – Continued…….

(ii)	Correction of an error in valuation

During the fiscal years 2004 and 2006, 13,161,960 warrants were issued in connection with various private placements. These warrants together with common shares formed a Unit subscribed and paid for under the private placements. These warrants were originally valued at $6,961,152 using the black-scholes valuation model. This value was applied to the capital stock and resulted in a negative amount, which is not permitted under CICA handbook section 3861.22.

The management has therefore revised the valuation of these warrants using the relative fair value method allowed under both the Canadian and US accounting standards. Based on this valuation method, the revised value of the warrants issued came to $2,215,213. The excess value of $4,745,939 was credited to the capital stock..

These changes have no effect on the shareholders’ equity, the consolidated statement of operations, consolidated statement of cash flows and consolidated statement of comprehensive loss and accumulated other comprehensive loss.

(b)	Details of weighted average remaining life of the options granted and outstanding are as follows:

	2008		2007
	Warrants outstanding & excercisable		Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Number	Weighted average remaining contractual life (years)
1.00	1,721,960	1.00	1,721,960	2.00
0.35	11,124,460	0.77	11,440,000	1.02

0.46	12,846,420	0.80	13,161,960	1.14

10.           LOSS PER SHARE

    Loss per share is calculated on the weighted average number of common shares outstanding during the year, which were 28,840,653 shares for the year ended March 31, 2008
    2007 – 27,472,703, 2006 – 15,655,023).

   The Company had approximately 12.8 million warrants and 4.8 million options, which were not exercised as at March 31, 2008. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

11.                 INCOME TAXES

   Income tax expense differs from the amount that would be computed by applying the Federal and Provincial statutory income tax rates to income before income taxes. The reasons for the differences are as follows:

	2008	2007	2006
Income tax recovery based on combined corporate income tax rate of 33.50% (2007 and 2006: 36.12%)	$(191,553)	$(59,237)	$(1,728,318)
Increase(Decrease) in taxes resulting from:
Investments in Subsidiary (BDC) written off on disolution of the subsidiary	-50,280	-	-
Non-deductible stock based compensation	105,273	132,912	716,960
Non-deductible meals & entertainment expenses	11,199	7,503	9,210
Gain on sale of short term investments	-41,616	-117,482	-72,581
Amortisation	295	-	-
Deductible capital cost allowance	-	-8,035	-
Income tax recovery	-166,682	-44,339	-1,074,729
Benefit of tax losses not recognised	166,682	44,339	1,074,729
Provision for income taxes	$-	$-	$-

   The component of the future income tax asset and the country of origin at March 31, 2008 and 2007 are as follows (applying the combined Canadian federal and provincial statutory income tax rate of 33.50% (2007: 36.12%) and the US income tax rate of 34.00% for both the years):

	Canada		US
	2008	2007	2008	2007
	in '000 $
Future income tax assets:
Non-capital losses carried forward	$2,697	$2,796	$1,498	$1,498
Capital losses carried forward	647	698	-	-
Unrealised losses on short term investments	438
Future tax assets	3,782	3,494	1,498	1,498
Valuation allowance	-3,782	-3,494	-1,498	-1,498
Future income taxes	$-	$-	$-	$-

           The Company has approximately $8 million (2007: $7.9 million) in Canadian non-capital losses, $1.9 million (2007: $1.9 million) in capital losses and US$ 4.4 million in US non-capital losses available to claim against future taxable income. The benefits arising from these losses has not been included in the financial statements as management has determined that it is not more likely than not that the losses will be utilized.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

11.                 INCOME TAXES – (Continued)

The non-capital losses expire as follows:

Canadian in CDN$                                                             US in US$
                     In 000’$                                                                   In 000’$

2009                                            $ 1,007
2010                                                   232
2014                                               1,337
2015                                               1,319                                           2025                      $           1,050
2026                                               3,373                                           2026                                   3,300
2027                                                  271                                           2027                                     25
2028                                                  510

       $ 8,049                                                                           $          4,375

12.           COMMITMENTS  AND CONTINGENT LIABILITIES

(a)
The Company entered into media relations and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice for a total monthly fee of US$10,000.00

(b)
The Company entered into a consulting contract with Mr. Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term up to March 31, 2010.  The fee for each of the years is to be decided at the board meeting after the end of the third quarter of the calendar year. The fee for the calendar year ending December 31, 2008 consists of 450,000 common shares of the Company issued under 2007 Consultant compensation plan (refer note 6(b)(ii)).  Mr. Shah was also approved cash fee of $10,000 plus taxes per month for the period from January 2008 to May 2008 for his services in connection with the new internal control compliance matters. Effective June 1, 2008,Mr. Shah is allowed to draw $10,000 per month in arrears until market price of the Company’s common shares reaches $0.50 provided that such drawings will be considered as fee advances to be repaid when the market price of the common shares of the Company stays at $0.50 or above for a consecutive period of three months. . Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. The contract provides for a monthly fee of $10,000 inclusive of taxes plus reimbursement of expenses and a lump sum compensation of $250,000 for early termination of the contract without cause.  Mr. Robinson accepted 550,000 common shares issued under 2007 Consultant Stock Compensation Plan as detailed in Note 6(b)(ii), in lieu of his fees for the year ending December 31, 2008.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

12.           COMMITMENTS AND CONTINGENT LIABILITIES – (Continued)

(d) The Company has a consulting contract with Mr. John Robinson expiring in June 2007. Mr. John Robinson is sole owner of Current Capital Corp., a firm with which the Company has an ongoing contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company.  On March 28, 2008, the Company renewed the consulting contract with Mr. John Robinson for another year to June 30, 2009.  The consulting fee was agreed to be US$82,000 which was pre-paid by issuance of 350,000 common shares under 2007 Consultant Stock Compensation Plan as detailed in Note 6(b)(ii).  Mr. Robinson will provide services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time.

 (e) The Company has agreed to payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately US$562,000.

13.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the financial statements.

(i)
Included in shareholders information expense is $124,231 (2007 – $136,249; 2006 – $143,391) to Current Capital Corp, (CCC) for media relation’s services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged approximately $8,175 for rent, telephone and other office expenses (2007: $5,666 and 2006: $8,200).

(iii)
Finders fees of $12,245 (2007: $740,043, 2006: $397,944) was charged by CCC in connection with the private placement. (The fee for 2007 included a cash fee of $130,313 and 1,040,000 warrants valued at $609,730 using the Black-Scholes option price model).

(iv)
Business expenses of $15,771 (2006 - $10,279; 2006 - $15,805) were reimbursed to directors of the corporation and $118,774 (2006 - $85,862, 2006: $143,987) to a key consultant and a former chief executive officer of the Company.

(v)
Shares issued to a director under the Consultant’s stock compensation plan – 450,000 valued at $105,373 (2007 : 350,000 valued at $95,409, 2006: 328,000 valued at $98,072,). Shares issued to a key consultant and a former chief executive officer of the Company under the Consultant stock compensation plan –550,000 valued at $ 128,790 (2007: 500,000 valued at $ 136,298, 2006: 480,000 valued at $143,500).

(vi)
Options issued to directors under Stock option plans – 2008: 50,000 valued at $7,878 (2007: nil, 2006:  nil). Options issued to a key consultant and a former chief executive officer of the Company under Stock option plans:  nil (2007: nil, 2006: 1,100,000 valued at $655,779 ).

(vii)
Cash fee paid to directors for services of $33,871 (2007 and 2006: $ nil). Fees prepaid to a director $2,470 (2007 and 2006: $ nil). These fees are included under travel, promotion and consulting expenses.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

13.           RELATED PARTY TRANSACTIONS – (Continued)

(viii)
Accounts payable includes $9,384 (2007: $3,471, 2006: $7,145) due to CCC, $757 (2006: $1,431, 2006: $1,758) due to a director and $6,577 (2006: $7,099, 2006: $ 3,562) due to a key consultant and a former chief executive officer of the Company.

(ix)	Interest income includes $ nil (2007: 1,398 & 2006: $nil) representing interest received from the Chief Executive officer.

(x)	Included in short term investments is an investment of $200,000 (2007 & 2006: $nil) in a private corporation controlled by a brother of the key consultant.

(xi)
Included in short term investmentsis an investment of $1,929,049 carrying cost and $1,140,120 fair value (2007: $1,604,493 carrying cost and $2,710,760 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in open market or through private placements and represents less than 1% of the said Corporation.

14.           SEGMENTED INFORMATION

   As at March 31, 2008 and 2007, the Company had only one major business segment-

   Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and relate products.

   The accounting policies of the segments are same as those described in Note 2. The Company evaluates each segment’s performance based on its contribution to consolidated net earnings. There are no inter-segmental charges or transactions.

   The Company had no business activity in the above segment.

   The Company is now seeking business participation opportunities in all sectors. This may change the future major business segments for the Company.

   Geographic Information

   The Company operates from one location in Canada. Its assets are located as follows:

	2008	2007

Canada	$5,239,122	$6,557,628
USA	-	115,290

	$5,239,122	$6,672,918

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

15.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

           The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations, the continuation of the Company’s search for new business participation opportunities, and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior period.

           The types of risk exposure and the way in which such exposures are managed are as follows:

        (a) Concentration risk:

   Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and two brokerage firms. The risk is mitigated because the financial institution is a prime Canadian bank and the brokerage firms are well known Canadian brokerage firms with good market reputation.

        (b) Market price risk:

   Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 69% of total assets of the Company as at
   March 31, 2008( 50% at March 31, 2007). Further, the Company’s holding in one Canadian marketable security accounted for approximately 31% (2007: 50%) of the total short term investment in marketable securities or 21% (2007: 24%) of total assets at March 31, 2008.

   The management mitigates this risk by daily monitoring of all its investments by experienced consultants.

        (c) Liquidity risk:

   Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due.

   The Company ensures there is sufficient capital to meet short term business requirements. In addition, management and key consultants have opted to accept the Company’s common shares instead of cash towards their fee to ensure greater cash flow for other operational and business needs.

   One of management’s goals is to maintain an optimal level of liquidity through the active management of the assets, liabilities and cash flows.

   The Company’s maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

15.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS – (Continued)

        (d) Currency risk

   The operating results and financial position of the Company are reported in Canadian dollars. Significant part of cash and short term investments are held in US dollars –
   approximately 23% of total assets at March 31, 2008 (19% as at March 31, 2007). The results of the Company’s operations are therefore subject to currency transaction and translation risk.

   The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

   Comparative foreign exchange rates as at March 31, 2008 are as follows:
                                                                                                                   March 31,
2008                                  2007

    US Dollar to CDN Dollar                                                                        1.0279                               1.1680

   The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

16.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

           These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods used in the United States
           ("US GAAP") and in SEC Regulation S-X are described and quantified below.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

16.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES – continued……….

				(Restated - refer to note 17)		(Restated - refer to note 17)
Balance Sheets

Current assets	$5,232,916	-	$5,232,916	$6,672,918	959,701	$7,632,619
Long term assets	6,206	-	6,206	-	-	-
Total assets	$5,239,122	$-	$5,239,122	$6,672,918	$959,701	$7,632,619

Current Liabilities	59,024		59,024	48,452		48,452
Capital stock	32,901,488		32,901,488	32,413,811		32,413,811
Warrants	2,153,857		2,153,857	2,215,213		2,215,213
Accumulated other comprehensive income	(1,306,768)	-	-1,306,768	-	1,412,673	1,412,673
Contributed surplus	4,077,427		4,077,427	4,069,549		4,069,549
Deficit	(32,645,906)	-	(32,645,906)	(32,074,107)	(452,972)	(32,527,079)
Liabilities and shareholders' equity	$5,239,122	$-	$5,239,122	$6,672,918	$959,701	$7,632,619

The impact of significant US GAAP variations on the Consolidated Statement of Operations is as follows:

Year ended March 31	2008	2007	2006

Net Loss for year, Canadian GAAP	$(571,799)	$(164,043)	$(4,784,933)
Reclassification of exchange loss (gain) on year end translation of foreign currency items and balances (ii)	-	111,659	194,758
Loss for year US GAAP	$(571,799)	$(52,384)	$(4,590,175)
Reclassification of exchange (loss) gain on year end translation of foreign currency items and balances (ii)	-	-111,659	-194,758
Unrealised losses on "available for sale" short term investments( i)	(2,266,470)	-	-
Unrealised gain on short term investments ( i)	-	959,701	746,928
Comprehensive Income(loss) for year, US GAAP	$(2,838,269)	$795,658	$(4,038,005)

Basic and diluted loss per share, US GAAP	$(0.02)	$0.00	$(0.29)

There was no impact of the above differences between Canadian GAAP and US GAAP on the consolidated statement of cash flows.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

16.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

   The following are brief explanations of the identified differences:

(i) Short-term Marketable securities

          As explained in Note 2, CICA introduced a new handbook section 3855 to recognize and measure financial instruments including marketable securities. This revision brings the
          Canadian GAAP in line with the Statement of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which requires that equity securities that have readily determinable fair values be classified as either available-for-sale or trading securities, and that they be reported at fair market values. For available-for-sale securities, unrealized gains or losses are to be reported as other comprehensive income, a separate component of shareholders’ equity, until realized.
          All short term investments are classified as “available-for-sale”.

           Since the Company implemented the new Canadian standard on a prospective basis with no restatement of prior period financials, the reconciliation is presented to provide comparatives as per US GAAP

(ii) Exchange gains and losses on translation of foreign currency items and balances

           Under Canadian GAAP, as revised under the handbook section 1651, foreign currency translation gains and losses are generally included in the determination of net income unless they relate to self sustaining foreign subsidiary, in which case, such translation gains and losses are included in the other comprehensive income computation. For the fiscal year 2008, all translation losses of the Company were sustained by the entity whose functional currency is Canadian dollar and are therefore included in the computation of income.

           The above treatment under Canadian GAAP is in line with the treatment required Under FAS 52 (13) and FAS 130 of the US GAAP.

         (iii) Future U.S. accounting policy changes

            In December 2007, The Financial Accounting Standard Board (FASB) issued a revised Financial Accounting Standard (FAS)  141, “Business Combinations” which broadens the scope and defines the acquirer. The standard applies to reporting periods beginning on or after December 15, 2008. The Company will evaluate the effect on this standard on any future acquisitions or business combination transactions.

In December 2007, FASB issued a new FAS 160, “Noncontrolling interest in Consolidated Financial Statements” – an amendment of ARB No. 51. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary and changes the way the consolidated income is presented. The standard applies to reporting periods beginning on or after December 15, 2008. The Company does not believe that implementation of this Statement will have any effect on its financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2008 and 2007

16.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

In March 2008, FASB issued FAS 161, “Disclosures about Derivative Instruments and Hedging Activities” – an amendment of FASB Statement No. 133. The Statement changes the disclosure requirements for derivative instruments and hedging activities. The standard applies to reporting periods beginning on or after November 15, 2008. The Company does not currently have or anticipate to have in the near future any derivative instruments or hedging activities.

In May 2008, FASB issued FAS 162, “The Hierarchy of Generally Accepted Accounting Principles”.The Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements. This Statement is not expected to result in any change in the current practice. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not believe that implementation of this Statement will have any effect on its financial statements.

In May 2008, FASB issued FAS 163, “Accounting for Financial Guarantee Insurance Contracts” – an interpretation of FAS No. 60. This Statement applies only to Insurance enterprises and is not applicable to the Company.

17	RESTATEMENT OF PRIOR YEAR COMPARATIVES

   During the fiscal years 2004 and 2006, 13,161,960 warrants were issued in connection with various private placements. These warrants together with common shares formed a Unit subscribed and paid for under the private placements. These warrants were originally valued at $6,961,152 using the black-scholes valuation model. This value was applied to the capital stock and resulted in a negative amount, which is not permitted under CICA handbook section 3861.22.

The management has therefore revised the valuation of these warrants using the relative fair value method allowed under both the Canadian and US accounting standards. Based on this valuation method, the revised value of the warrants issued came to $2,215,213. The excess value of $4,745,939 was credited to the capital stock.

The effect of the above mentioned restatement is as follows:
  Fiscal year 2007
                                          As restated                                                   As previously reported

Capital stock                                                                            32,413,811                                                     27,667,872
Warrants                                                                                  2,215,213                                                       6,961,152

These changes have no effect on the shareholders’ equity, the consolidated statement of operations, consolidated statement of cash flows, consolidated statement of comprehensive loss and accumulated other comprehensive loss and basic and diluted loss per share.